Arca U.S. Treasury Fund

(the “Fund”)

Supplement dated October 1, 2026 to

the Statement of Additional Information (“SAI”) dated May 1, 2026

This supplement provides updated information beyond that contained in the Fund’s Prospectus and SAI and should be read in conjunction with the Fund’s Prospectus and SAI.

On August 17, 2026, the Board of Trustees of the Fund approved the appointment of Roger E. Pries, Jr., as the Fund’s new Chief Compliance Officer effective October 1, 2026. Accordingly, the table titled “Officers” on page 8 of the SAI is hereby deleted and replaced in its entirety with the following to reflect the appointment of the new officer of the Fund.

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Officers

Name, Address and Age	Position(s) with the Fund/Term of Office	Principal Occupation(s) During the Past Five Years
Jerald David, 52	President since December 2019	President, Arca Capital Management (August 2019-present)
Jeffrey M. Dorman, 46	Portfolio Manager and Chief Investment Officer since December 2019	Co-Founder and Chief Investment Officer, Arca Capital Management LLC, Praesidium Partners, Inc. (parent holding company), and Arca Investment Management, LLC (investment adviser) (May 2018 - present)
Philip Liu, 53	Chief Executive Officer since December 2019	Co-Founder and Chief Legal Officer, Arca Capital Management LLC (Nov. 2019 – present); Co-Founder and Chief Legal Officer, Praesidium Partners, Inc. (parent holding company) and Arca Investment Management, Inc. (investment adviser) (May 2018 – present); Chief Legal Officer and Secretary, Praesidium Holdings, Inc. (2025 – present)
Vance Jeffery Sanders, 59	Chief/Principal Financial Officer since February 2021	Chief Financial Officer, Praesidium Partners, Inc. (January 2021 - Present); President, CFO 5280, LLC (June 2018 – Present); President, Oswego Holdings, LLC (Sept. 2013 – Present)
Roger E. Pries, Jr., 61	Chief Compliance Officer since October 2026	Senior Principal Consultant, Foreside Fund Officer Services, LLC (October 2019 – Present)
Alyssa Miller, 31	Secretary since August 2022	AVP & Counsel, Ultimus Fund Solutions, LLC (August 2021 – present)
Jesse Hallee, 49	Assistant Secretary since August 2022	Senior Vice President and Associate General Counsel (2022 – Present) and Vice President and Senior Managing Counsel (2019 - 2022), Ultimus Fund Solutions, LLC

Please retain this Supplement for future reference.